Exhibit 99.1

For Immediate Release

Corner Growth Acquisition Corp. 2 Announces Plan to Make Additional Contributions to Trust Account and Extension of Expiration Time of Tender Offer for its Class A Ordinary Shares

Additional monthly contributions of $0.06 per month per share to the trust account on January 9, 2023, February 9, 2023 and March 9, 2023

PALO ALTO, Calif., December 27, 2022 – Corner Growth Acquisition Corp. 2 (NASDAQ: TRONU, TRON, TRONW) (“Corner Growth” or the "Company"), a Cayman Islands domiciled special purpose acquisition company, announced today that the Company and CGA Sponsor 2, LLC or its designee will deposit into the trust account an aggregate of $0.06 per share for each month (the “Monthly Contributions”) beginning on (or prior to) January 9, 2023 and continuing on the ninth day of each month up and until March 9, 2023, resulting in a maximum contribution of $0.18 per share of Class A Ordinary Shares that is not tendered in connection with the Company’s ongoing tender offer (the “Tender Offer”). As of December 23, 2022 there was approximately $76,123,730.67 in Corner Growth's trust account, or approximately $10.28 per share, which has been and will continue to be, invested in money market funds meeting conditions under Rule 2a-7 of the Investment Company Act.

Background of the Tender Offer, Trust Contribution and Expiration

The Tender Offer was announced on October 21, 2022, and is subject to the condition that, amongst other things, the amount of the Company’s net tangible assets shall not be less than $5,000,001 after accounting for the purchase of shares tendered (the “Maximum Redemption Condition”) (which may not be waived by the Company). The Tender Offer was extended on December 6, 2022 and again on December 16, 2022 because the Maximum Redemption Condition was not met.

This additional contribution to the trust account will be funded as follows: on (or prior to) January 9, 2023, and on or prior to the ninth day of each month thereafter through March 9, 2023, the Company or CGA Sponsor 2, LLC or its designee will deposit into the trust account an amount equal to $0.06 per share of Class A Ordinary Shares not tendered in connection with the Tender Offer.

The Company further announced that it has extended the Expiration Time of its previously announced Tender Offer to purchase and redeem its Class A Ordinary Shares at a purchase price of $10.21 per share. As amended, the Tender Offer will now expire at 5:00 p.m., New York City time, on Friday, January 6, 2023, unless further extended or earlier terminated.

As set forth in the Offer to Redeem, the Tender Offer is subject to the following conditions: (i) the amount of the Company’s net tangible assets shall not be less than $5,000,001 after accounting for the purchase of shares tendered in this Redemption Offer (the “Maximum Redemption Condition”), which may not be waived by the Company; and (ii) other customary conditions (collectively, the “Closing Conditions”) (which may be waived by the Company in its sole and absolute discretion). If any of the Closing Conditions are not satisfied or waived prior to the Expiration Time, the Company reserves the right to terminate the Tender Offer or extend it until such conditions are satisfied or waived (subject to applicable law).

Continental Stock Transfer & Trust Company, the depositary for the Tender Offer, has advised Corner Growth that, as of 3:00 p.m., New York City time, on Tuesday, December 27, 2022, an aggregate of 7,081,508 Class A Ordinary Shares were properly tendered and not properly withdrawn, resulting in the Maximum Redemption Condition not being satisfied. Accordingly, the Company is extending the Expiration Time in order to permit shareholders to withdraw shares they have previously tendered. Corner Growth shareholders who have already tendered their ordinary shares do not need to re-tender their shares or take any other action as a result of the extension of the Expiration Time of the Tender Offer. Corner Growth shareholders may withdraw shares they have previously tendered at any time prior to the extended Expiration Time of the Tender Offer.

About Corner Growth Acquisition Corp. 2

Corner Growth Acquisition Corp. 2 is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s commitment to funding the Monthly Contributions. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Company Contact:

Kevin Tanaka, Director of Corporate Development

Corner Growth Acquisition Corp. 2

kevin@cornercapitalmgmt.com

Media Contact:

Brian Ruby, ICR

Brian.ruby@icrinc.com